                                                                REDACTED VERSION


                                 EXHIBIT 10.13

                                       To

                        Targeted Genetics Corporation's

                                   Form 10-K

                               For the Year Ended

                               December 31, 1997


     "[    *    ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                   EXHIBIT 10.13


                               LICENSE AGREEMENT
                         MICHIGAN FILE 492c2 TECHNOLOGY
                              THERAPEUTIC LICENSE

This is an Agreement, effective as of the 28th day of March, 1994 (the "Effective Date"), entered into by Targeted Genetics Corporation, a corporation incorporated in the State of Washington, with offices located at 1100 Olive Way, Suite #100, Seattle, Washington 98101 ("LICENSEE"), the Regents of the University of Michigan, a constitutional corporation of the State of Michigan ("MICHIGAN"), and HSC Research and Development Limited Partnership, a partnership organized and subsisting under the laws of the Province of Ontario, Canada ("RDLP"). LICENSEE, MICHIGAN and RDLP agree as follows:

1.   BACKGROUND.
     ----------

     1.1 Michigan and the Research Institute of the Hospital for Sick Children of Toronto, Ontario, Canada ("HSC") have conducted research relating to cystic fibrosis. As a result of that research, MICHIGAN and RDLP have developed rights in the "Licensed Patents" defined below.

     1.2 LICENSEE desires to obtain, and MICHIGAN and RDLP, consistent with their missions of education and research, desire to grant a license of the Licensed Patents on the terms and conditions listed below.

2.   DEFINITIONS.
     -----------

     2.1 "TECHNOLOGY", as used in this Agreement, shall mean the information, manufacturing techniques, data, designs or concepts developed by MICHIGAN and HSC, covering the gene for cystic fibrosis and uses thereof as encompassed by U.S. Patent Application No. 401,609 entitled "Cystic Fibrosis Gene."

     2.2 "Parties", in singular or plural usage as required by the context, shall mean LICENSEE, MICHIGAN and/or RDLP.

     2.3 "Affiliate(s)" shall mean any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and shall include any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE to the extent of thirty percent (30%) or more of the voting shares, including shares owned beneficially by such party.

     2.4 "Licensed Patent(s)" shall mean U.S. Patent Application No. 401,609 entitled "Cystic Fibrosis Gene." and all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom in which MICHIGAN and/or RDLP has or acquires a property interest (currently including the applications listed in the Appendix attached to this Agreement). "Licensed Patent(s)" shall also include any divisional, continuation (excluding continuations-in-part), reissue, reexamination or extension of the above-described patent applications and resulting patents, along with any extended or restored term, and any confirmation patent, registration patent, or patent of addition.

     2.5 "Valid Claim(s)" means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

     2.6 "Product(s)" shall mean any product(s) whose manufacture, use or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims.

     2.7 "Field of Use" shall refer to the field for which Products may be designed, manufactured, used and/or marketed under this Agreement, and shall mean solely Products to be used for the therapeutic treatment or prophylaxis of the disease cystic fibrosis.

     2.8 "Net Sales" shall mean the sum, over the term of this Agreement, of all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE and its Affiliates from persons or entities due to or by reason of the sale or other distribution of Products, or the use of Products, including any use by LICENSEE and Affiliates in the performance of services for their customers;

less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by LICENSEE and not otherwise reimbursed: refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; customary trade, quantity and cash discounts actually allowed and taken; excise, value-added, and sales taxes actually paid by LICENSEE for Products; and shipping and handling charges actually paid by LICENSEE for Products.

     2.9 "Royalty Quarter(s)" shall mean the three-month periods ending on the last day of March, June, September and December of each year.

     2.10  "Territory" means all countries of the world.

     2.11 "First Therapeutic Sale" shall mean the first sale of any Product (including any sale of a service using a Product in the Field of Use) by LICENSEE or an Affiliate, other than for use in clinical trials being conducted to obtain FDA or other governmental approvals to market Products.

3.   GRANT OF LICENSE.
     ----------------

     3.1 MICHIGAN and RDLP hereby grant to LICENSEE a non-exclusive license under the Licensed Patents to make, have made, use (including use in the performance of services for its customers), market and sell, in the Territory, Products designed and marketed solely for use in the Field of Use.

     3.2 MICHIGAN and RDLP reserve the right to license and use all aspects of the TECHNOLOGY and the Licensed Patents for any use or purpose, including the right to develop and produce Products.

     3.3 The license granted to LICENSEE herein shall be without the right to sublicense, except that LICENSEE may sublicense Affiliate(s) who agree to be and are bound in writing to the terms and conditions of this Agreement to the same extent as LICENSEE. LICENSEE agrees to strictly monitor and enforce compliance with the terms and conditions of this Agreement by all Affiliate sublicensees.

     3.4 If through exercise of its license under Paragraph 3.1 LICENSEE learns of therapeutic or prophylactic fields of use for Products outside of the Field of Use, then MICHIGAN and RDLP shall, upon LICENSEE's request, discuss in good faith whether a separate agreement may be negotiated to provide LICENSEE the rights necessary to develop and distribute Products designed and marketed for such fields of use.

4.   CONSIDERATION.
     -------------

     4.1 LICENSEE shall pay to MICHIGAN a one-time license issue fee of U.S. $40,000.00, forthwith following the Effective Date. Notwithstanding any other terms of this Agreement, this Agreement and the license granted hereunder shall not become effective until such issue fee is received by MICHIGAN.

     4.2  LICENSEE shall also pay MICHIGAN, with respect to each Royalty
Quarter, a royalty [     *     ] of the Net Sales of LICENSEE and Affiliates.

     4.3 The obligation to pay MICHIGAN a royalty under this Article 4 is imposed only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term "Product" may apply to a property during various stages of manufacture, use or sale, Net Sales, as otherwise defined, shall be derived from the sale, distribution or use of such Product by LICENSEE or Affiliates at the stage of its highest invoiced value to unrelated third parties.

     4.4  LICENSEE shall pay to MICHIGAN an annual license maintenance fee.
This annual fee shall accrue in the Royalty Quarter ending in March of the years specified below, and shall be due and payable and included with the report for that quarter.

     If LICENSEE defaults in the payment of any annual license maintenance fee, and fails to remedy that default within thirty (30) days after written notice of it by MICHIGAN, then this Agreement and the license rights conveyed herein shall terminate.

     The annual license maintenance fees shall be as follows:

     (1)  In 1994 and 1995:  [    *    ];

     (2)  In 1996, 1997 and 1998:  [    *    ];

     (3) in 1999, and in each year thereafter during the term of this Agreement up to and including the year in which LICENSEE first obtains FDA approval or other governmental approval to distribute or use Products in the Field of Use:
[    *    ];

[*] Confidential Treatment Requested

Also, notwithstanding (1-3) above (and in place of the amounts therein listed, when applicable):

     (4) In the first calendar year following the year in which LICENSEE obtains the approval described in (3) above, and in each year thereafter during the term of this Agreement up to and including the year in which the First
Therapeutic Sale occurs: [     *     ];

     Also, notwithstanding (1-4) above (and in place of the amounts therein listed, when applicable);

     (5)  In the first calendar year following the First Therapeutic Sale:
[    *    ];

     (6) In the second year following the First Therapeutic Sale: [    *    ];

     (7) In the third year following the First Therapeutic Sale: [    *    ];
and

     (8) In the fourth year following the First Therapeutic Sale, and in each
year thereafter during the term of this Agreement; [    *    ].

     Each annual fee paid under (5-8) above may be credited by LICENSEE in full against all earned royalties otherwise to be paid to MICHIGAN under Paragraph
4.2 for the calendar year in which the specific annual fee is paid. The year for which such credits against royalties may be taken includes the Royalty Quarter in which the annual fee accrues and the next three Royalty Quarters.

     Each annual fee paid under (1-4) above may be credited by LICENSEE in full against all earned royalties otherwise to be paid to MICHIGAN under Paragraph
4.2 after such annual fee is paid.

     4.5 If it is necessary for LICENSEE to take any license(s), in a given country, under valid third party patents which would be infringed by the practice of Licensed Patents in that country, then LICENSEE can deduct up to
[    *    ] of the royalties otherwise due and payable in each Royalty Quarter under Paragraph 4.2 above for Net Sales in that country, until such time as
LICENSEE has recovered an amount equal to [    *    ] of the royalty paid to
such third parties; provided that in no event shall such deducted amounts be applied to reduce or require

[*] Confidential Treatment Requested
reimbursement of the annual fees required under Paragraph 4.4. This Paragraph is not intended to imply an obligation upon MICHIGAN or RDLP to reimburse LICENSEE's above-described third-party royalties; the rights granted to LICENSEE in this Paragraph shall not exceed the ability of the above-described mechanism
(i.e., a [    *    ] of royalties due upon Net Sales in the country in question)
to reimburse such expenses. LICENSEE shall make an accounting to MICHIGAN of all such third-party royalties, and all resulting deductions from royalties otherwise due and payable to MICHIGAN, as part of its reporting obligations under Article 5 below.

5.   REPORTS.
     -------

     5.1 Within sixty (60) days after the close of (i) any Royalty Quarter in which a fee under Paragraph 4.4 accrues, and (ii) each Royalty Quarter following the First Therapeutic Sale during the term of this Agreement (including the close of any Royalty Quarter immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN all royalties accruing to MICHIGAN during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Products by LICENSEE and Affiliates, and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of Products. In case no payment is due for any such period, LICENSEE shall so report.

     5.2 LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products so that various types can be identified and segregated, where necessary; LICENSEE and Affiliates shall consistently employ such system when rendering invoices thereon and henceforth agree to inform MICHIGAN, or its auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

     5.3 LICENSEE shall keep, and shall require its Affiliates to keep, true and accurate records and books of account containing data reasonably required

[*] Confidential Treatment Requested
for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by an independent certified accountant selected by MICHIGAN. Said right of inspection will exist for six (6) years from the date of origination of any such record, and this requirement and right of inspection shall survive any termination of this Agreement. The independent certified accountant shall provide to MICHIGAN only such information from LICENSEE's books and records as is necessary to verify the accuracy or degree of inaccuracy of the payments made under this Agreement. MICHIGAN shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to MICHIGAN in excess of ten percent (10%) for any year, then said inspection shall be at LICENSEE's expense and such underpayment shall become immediately due and payable to MICHIGAN.

     5.4 The reports provided for hereunder shall be certified by an authorized representative of LICENSEE to be correct to the best of LICENSEE's knowledge and information.

6.   TIMES AND CURRENCIES OF PAYMENTS.
     --------------------------------

     6.1 Payments accrued during each Royalty Quarter shall be due and payable in Ann Arbor, Michigan on the date each quarterly report is due (as provided in Paragraph 5.1), shall be included with such report and shall be paid in United States dollars. LICENSEE agrees to make all payments due hereunder to MICHIGAN by check made payable to "The Regents of The University of Michigan," and sent by prepaid, certified or registered mail, return receipt requested, to the address for notices set forth in Article 19 herein.

     6.2 On all amounts outstanding and payable to MICHIGAN, interest shall accrue from the date such amounts are due and payable at two percentage points above the prime lending rate as established by the Chase Manhattan Bank N.A., in New York City, New York, or at such lower rate as may be required by law.

     6.3 Where Net Sales are generated in foreign currency during any Royalty Quarter, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of that Royalty Quarter (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A., in New York City, New York).

     6.4 Except as provided in the definition of Net Sales, all royalty payments to MICHIGAN under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by LICENSEE.

7.   COMMERCIALIZATION.
     -----------------

     7.1 It is understood that LICENSEE has the responsibility to do all that is necessary for any governmental approvals to manufacture and/or sell Products.

     7.2 LICENSEE agrees to use reasonable efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products at the earliest possible date; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public.

     7.3 Within fifteen (15) days of the First Therapeutic Sale, LICENSEE shall report by written letter to MICHIGAN the date and general terms of that sale.

8.   PATENT APPLICATIONS AND MAINTENANCE.
     -----------------------------------

     8.1 MICHIGAN and RDLP shall control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings. MICHIGAN and RDLP may in their sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing.

     8.2 MICHIGAN shall notify LICENSEE of the issuance of any Licensed Patent and the Valid Claims included therein, and any lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent or Valid Claim.

9.   INFRINGEMENT.
     ------------

     9.1 If LICENSEE becomes aware of or reasonably suspects infringement of Licensed Patents by third parties, LICENSEE agrees to promptly notify Michigan of such alleged infringement.

     9.2 MICHIGAN and RDLP shall take such measures as are in their reasonable discretion appropriate to stop or discourage substantial infringements of the Licensed Patents. On request by the LICENSEE, MICHIGAN and RDLP shall inform LICENSEE of any measures being taken in response to any particular event or allegation of infringement.

     If MICHIGAN and RDLP fail to commence reasonable efforts to stop or discourage a continuing substantial infringement of the Licensed Patents in any country within six (6) months of MICHIGAN's receipt of written notice by LICENSEE of that infringement, then LICENSEE may, upon written notice to MICHIGAN, withhold royalty payments accruing under this Agreement upon Net Sales which are thereafter generated in the country in which the infringement is occurring, instead placing such royalty payments in escrow with an escrow agent satisfactory to MICHIGAN and LICENSEE. If, within six (6) months of such notice by LICENSEE, MICHIGAN or RDLP commences reasonable efforts to stop or discourage the infringement, then LICENSEE's withheld royalties shall be released from escrow and paid to MICHIGAN. If MICHIGAN and RDLP fail to commence such reasonable efforts, then the withheld payments shall be released and returned to LICENSEE and further royalty payments by LICENSEE with respect to Net Sales generated in the country in which the infringement is occurring shall be waived by MICHIGAN until MICHIGAN or RDLP in good faith commences such reasonable efforts, upon which date the waiver of royalties by MICHIGAN shall terminate and royalties accruing upon LICENSEE's Net Sales generated in that country after that date shall be due and payable as provided in this Agreement.

     An infringement shall not be deemed substantial under this paragraph unless it can be demonstrated that it generates more than the equivalent of five million U.S. Dollars (U.S. $5,000,000.00) in sales of infringing products for use in the Field of Use, and that such sales comprise five percent or more (in dollar volume) of the total sales market in the Field of Use in that country.

     Reasonable efforts to be made by MICHIGAN and RDLP to stop or discourage infringements may include notices, attempts to properly license the infringer, or legal proceedings to enjoin or claim damages from the infringement. The reasonable efforts to be made by MICHIGAN or RDLP shall not be deemed to include the commencement or maintenance of any legal proceeding where the projected cost of the proceeding exceeds either the royalties received by MICHIGAN and RDLP for the practice of the Licensed Patents in the Field of Use in that country, or the damages likely to be actually awarded and collected as a result of the proceeding.

10.  NO WARRANTIES; LIMITATION ON MICHIGAN'S AND RDLP'S LIABILITY.
     ------------------------------------------------------------

     10.1 MICHIGAN and RDLP, including their fellows, officers, employees and agents, make no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products will not infringe upon any patent or other rights not vested in MICHIGAN or RDLP.

     10.2 MICHIGAN HSC AND RDLP, INCLUDING THEIR FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR AFFILIATES OF PRODUCTS.

     10.3 THE ENTIRE RISK AS TO THE DESIGN, DEVELOPMENT, MANUFACTURE, OFFERING FOR SALE, SALE OR OTHER DISPOSITION, AND PERFORMANCE OF PRODUCTS IS ASSUMED BY LICENSEE AND AFFILIATES. In no event shall MICHIGAN, RDLP or HSC, including their fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to LICENSEE, Affiliates or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN, RDLP, or HSC, including their fellows, officers, employees or agents, may have been advised of the possibility of such damage.

     10.4 LICENSEE shall not, and shall require that its Affiliates do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article 10.

     10.5 REGARDLESS OF ANY RESEARCH OR TESTING THAT MAY HAVE BEEN DONE AT HSC OR MICHIGAN, HSC, MICHIGAN AND RDLP MAKE NO REPRESENTATIONS REGARDING HOW PRODUCTS CAN OR SHOULD BE USED IN THE THERAPEUTIC TREATMENT OR PROPHYLAXIS OF THE DISEASE CYSTIC FIBROSIS.

11.  INDEMNITY; INSURANCE.
     --------------------

     11.1 LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates licensed hereunder to defend, indemnify and hold harmless MICHIGAN, RDLP and HSC, as well as their fellows, officers, trustees, directors, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

     (1) Any manufacture, use, sale or other disposition by LICENSEE, Affiliates or their transferees, of Products;

     (2) The direct or indirect use by any person of Products made, used, sold or otherwise distributed by LICENSEE or Affiliates;

     (3) The use by LICENSEE or Affiliates of any invention related to the TECHNOLOGY or the Licensed Patents.

     11.2 MICHIGAN and RDLP shall be entitled to participate at their option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 11.1 above.

     11.3 LICENSEE shall purchase and maintain in effect a policy of product liability insurance covering all claims with respect to any Products manufactured, sold, licensed or otherwise distributed by LICENSEE and Affiliates, and shall specify MICHIGAN, RDLP and HSC, including their fellows, officers, trustees, directors and employees, as additional insureds (or otherwise extend such coverage to include those Parties). LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

12.  TERM AND TERMINATION.
     --------------------

     12.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

     (1) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

     (2) MICHIGAN's rights to inspect books and records as described in Article 5, and LICENSEE's obligations to keep such records for the required time;

     (3) Obligations of defense and indemnity under Article 11;

     (4) Any cause of action or claim of LICENSEE RDLP or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

     (5) The general rights, obligations, and understandings of Articles 2, 10, 15, 17, 26 and 27; and

     (6) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof.

     12.2 This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the last to expire of Licensed Patents.

     12.3 If LICENSEE shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report, or shall commit any material breach of any covenant or promise herein contained, and shall fail to remedy any such default, breach or report within thirty (30) days after written notice thereof by MICHIGAN specifying such default, then MICHIGAN and RDLP may, at their option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination shall be without prejudice to any Party's other legal rights for breach of this Agreement.

     12.4 LICENSEE may terminate this Agreement by giving MICHIGAN a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by LICENSEE, which date shall not be sooner than ninety (90) days after the date of the notice. Such notice shall be deemed by the Parties to be final.

     12.5 In the event LICENSEE shall at any time during the term of this Agreement deal with Products in any manner which violates the laws, regulations or similar legal authority of any jurisdiction including, but not limited to, the public health requirements relating to Products or the design, development, manufacture, offering for sale, sale or other disposition of Products, the license granted herein shall terminate immediately with respect to such Products within the territory encompassed by such jurisdiction.

13.  ASSIGNMENT.
     ----------

     Due to the unique relationship between the Parties, this Agreement shall not be assignable by LICENSEE without the prior written consent of MICHIGAN and RDLP. Any attempt to assign this Agreement without such consent shall be void from the beginning. MICHIGAN and RDLP shall not unreasonably withhold consent for LICENSEE to assign this Agreement to a purchaser of all or substantially all of LICENSEE's business. No assignment shall be effective unless and until the intended assignee agrees in writing with RDLP and MICHIGAN to accept all of the terms and conditions of this Agreement. Further, LICENSEE shall refrain from pledging any of the license rights granted in this Agreement as security for any creditor.

14.  REGISTRATION AND RECORDATION.
     ----------------------------

     14.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE or Affiliates would do business, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN.

     14.2 Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall also be carried out by LICENSEE at its expense, and appropriately verified proof of recordation shall be promptly furnished to MICHIGAN.

15.  LAWS AND REGULATIONS OF THE UNITED STATES AND CANADA; EXPORT.
     ------------------------------------------------------------

     15.1 Activities under this Agreement shall be subject to all appropriate United States and Canadian laws and regulations now or hereafter applicable.

     15.2 LICENSEE shall comply, and shall require its Affiliates licensed hereunder to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to LICENSEE's or its Affiliates' activities hereunder.

     15.3 LICENSEE shall obtain, and shall require its Affiliates to obtain, such written assurances regarding export and reexport of technical data (including Products made by use of Technical data) as may be required by the United States Office of Export Administration Regulations, and LICENSEE hereby gives such written assurances as may be required under those Regulations to MICHIGAN.

     15.4 LICENSEE shall obtain, and shall require its Affiliates to obtain, such authorization regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Department of External Affairs, Export Controls Division, or any authorization necessary for export from or import into Canada, and LICENSEE hereby gives written assurances as may be required under those regulations to RDLP.

16.  BANKRUPTCY.
     ----------

     If during the term of this Agreement, LICENSEE shall make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against Licensee, or if a receiver or trustee shall be appointed for the property of LICENSEE, MICHIGAN and RDLP may, at their option, terminate this Agreement and revoke the license herein granted by written notice to LICENSEE.

17.  PUBLICITY.
     ---------

     LICENSEE agrees to refrain from using and to require Affiliates to refrain from using the name of MICHIGAN, RDLP and HSC in publicity or advertising without the prior written approval of that entity. Notwithstanding the foregoing, MICHIGAN, RDLP, and HSC hereby consent to references to them (1) in informational reports or documents sent to stockholders or filed with or submitted to any governmental regulatory agencies or bodies or stock exchanges or as may be required by law when obtaining investment capital, or (2) pursuant to any requirements of applicable law or governmental regulations, provided that, in the event of such disclosure, LICENSEE shall afford MICHIGAN, RDLP, and HSC the prior opportunity to review the text of such disclosure. LICENSEE shall use its best efforts to comply with any reasonable request by Michigan, RDLP, and HSC regarding changes.

18.  PRODUCT MARKING.
     ---------------

     LICENSEE agrees to mark, and to require Affiliates to mark, Products with the appropriate patent notice as approved by RDLP or MICHIGAN (when appropriate), such approval not to be unreasonably withheld.

19.  NOTICES.
     -------

     Any notice, request, report or payment required or permitted to be given or made under this Agreement by a Party shall be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions of this Paragraph shall be effective when mailed.

     To LICENSEE:     Targeted Genetics Corporation
                      1100 Olive Way Suite #100
                      Seattle, Washington 98101

                      Attn:  President

     To MICHIGAN:     The University of Michigan
                      Technology Management Office
                      Wolverine Tower, Room 2071
                      3003 South State Street
                      Ann Arbor, Michigan 48109-1280
                      U.S.A.

                      Attn: File No. 492c2

     with a copy to:  HSC Research and Development
                      Limited Partnership
                      555 University Avenue
                      Toronto, Ontario M5G 1X8
                      CANADA

                      Attn:   Barbara Lavers

20.  INVALIDITY.
     ----------

     In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

21.  ENTIRE AGREEMENT AND AMENDMENTS.
     -------------------------------

     This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of all Parties hereto.

22.  WAIVER.
     ------

     No waiver by a Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of a Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

23.  ARTICLE HEADINGS.
     ----------------

     The Article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

24.  NO AGENCY RELATIONSHIP.
     ----------------------

     The relationship between the Parties is that of independent contractor and contractees. LICENSEE shall not be deemed to be an agent of MICHIGAN or RDLP in connection with the exercise of any rights hereunder, and shall not have any right or authority to assume or create any obligation or responsibility on behalf of MICHIGAN or RDLP.

25.  FORCE MAJEURE.
     -------------

     No Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other "force majeure" events.

26.  GOVERNING LAW.
     -------------

     This Agreement and the relationships of the Parties shall be governed in all respects by the law of the State of Michigan* (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary),** except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted.

27.  JURISDICTION AND FORUM.
     ----------------------

     LICENSEE hereby consents to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship of the Parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN or RDLP, including their fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in an appropriate court of the State or Province of that Party.

28.  'MOST FAVORED NATION' STATUS.
     ----------------------------

     If MICHIGAN and RDLP grants a license under the Licensed Patents and in the Field of Use to any third party which is substantially the same as the license granted to LICENSEE under Article 3 above, for all or any part of the Territory, but which requires a royalty rate or license maintenance fees lower than those required of LICENSEE under this Agreement, then MICHIGAN and RDLP shall offer those terms to LICENSEE for that part of the Territory, to be effective as of the effective date of the license to that third party.

 *or the Province of Ontario

**depending upon the jurisdiction in which any action relating to the Agreement is brought

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in triplicate originals by their duly authorized officers or representatives.


FOR TARGETED GENETICS CORPORATION

By      H. Stewart Parker
   ------------------------------
   (authorized representative)

Typed Name   H. Stewart Parker
           ----------------------

Title         Pres. & CEO
      ---------------------------

Date        March 21, 1994
     ----------------------------


FOR HSC RESEARCH AND DEVELOPMENT       FOR THE REGENTS OF THE UNIVERSITY OF
 LIMITED PARTNERSHIP                                 MICHIGAN

By         G. Chiasson                 By           Robert L. Robb
   ------------------------------         ------------------------------------
    (authorized representative)               (authorized representative)

Typed Name    George Chiasson          Typed Name       Robert L. Robb
           ----------------------                 ----------------------------

Title         President                Title  Director, Intellectual Properties
      ---------------------------            ----------------------------------

Date       March 28, 1994              Date          August 26, 1993
     ----------------------------           ----------------------------------

                         APPENDIX TO LICENSE AGREEMENT
             MICHIGAN FILE #492C2 TECHNOLOGY - THERAPEUTIC LICENSE
                                    BETWEEN
                   THE REGENTS OF THE UNIVERSITY OF MICHIGAN,
                      HSC RESEARCH AND DEVELOPMENT LIMITED
                                PARTNERSHIP, AND
                         TARGETED GENETICS CORPORATION

  "Cystic Fibrosis Gene" - Patents Pending

Country              Serial Number     Filing Date
-------              -------------     -----------

United States        401,609           August 31, 1989

Ireland              3024/90           August 21, 1990

PCT                  CA90/00267        August 20, 1990
                     WO 91/02796       March 7, 1991

     EPO*            90912428.1        August 20, 1990
     Japan           511424/90         August 20, 1990
     Canada          2066204-2         August 20, 1990
     Australia       61616/90          August 20, 1990

     *Note: EPO designated states include the following countries: Austria, Belgium, Switzerland and Liechtenstein, Germany, Denmark, Spain, France, United Kingdom, Italy, Luxembourg, Netherlands, Sweden